  Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
NaturalShrimp Incorporated

We hereby consent to the use in this Registration Statement on Form S-1 of NaturalShrimp Incorporated of our report dated July 13, 2018, related to the consolidated financial statements of NaturalShrimp Incorporated appearing in the Annual Report on Form 10-K of NaturalShrimp Incorporated for the years ended March 31, 2018 and 2017. Our report on the consolidated financial statements includes an explanatory paragraph expressing substantial doubt regarding NaturalShrimp Incorporated’s ability to continue as a going concern.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants
Dallas, Texas
December 14, 2018